ADVANCED SERIES TRUST

AST Legg Mason Diversified Growth Portfolio

Amended and Restated Subadvisory Agreement

Amended and Restated Agreement made as of this 15th day of October, 2014, between Prudential Investments LLC (PI), a New York limited liability company (the Manager), and QS Legg Mason Global Asset Allocation, LLC (LGMAA), a Delaware limited liability company, QS Batterymarch Financial Management, Inc.(Batterymarch), a Maryland corporation, Brandywine Global Investment Management, LLC (Brandywine), a Delaware limited liability company, ClearBridge Investments, LLC (ClearBridge), a Delaware limited liability company, Western Asset Management Company (Western Asset) a California corporation, and Western Asset Management Company Limited (Western Asset Limited), a limited liability company incorporated in England and Wales (each, a Subadviser and collectively, the Subadvisers).

WHEREAS, the Manager has entered into a Management Agreement (the Management Agreement) dated May 1, 2003, with Advanced Series Trust (formerly American Skandia Trust), a Massachusetts business trust (the Trust) and a diversified, open-end management investment company registered under the Investment Company Act of 1940, as amended (the 1940 Act), pursuant to which PI acts as Manager of the Trust; and

WHEREAS, the Manager, acting pursuant to the Management Agreement, desires to retain each Subadviser to provide investment advisory services to the Trust and one or more of its series as specified in Schedule A hereto (individually and collectively, with the Trust, referred to herein as the Trust) and to manage such portion of the Trust as the Manager shall from time to time direct, and each Subadviser is willing to render such investment advisory services; and

NOW, THEREFORE, the Parties agree as follows:

1. (a) Subject to the supervision of the Manager and the Board of Trustees of the Trust, each Subadviser shall manage such portion of the Trust's portfolio as is delegated to such Subadviser by the Manager and, in the case of each Subadviser other than LMGAA, LMGAA, from time to time (the Allocated Assets), including the purchase, retention and disposition thereof, in accordance with the Trust's investment objectives, policies and restrictions as stated in its then current prospectus and statement of additional information (such prospectus and statement of additional information as currently in effect and as amended or supplemented from time to time, being herein called the "Prospectus"), and subject to the following understandings:

(i) Each Subadviser shall provide advice, management and supervision with respect to its Allocated Assets, and shall determine from time to time what investments and securities will be purchased, retained, sold or loaned by the Trust, and what portion of the assets will be invested or held uninvested as cash. The Manager and/or LMGAA may, from time to time, allocate and reallocate the Trust’s assets among the Subadvisers. In addition, the Manager and/or LMGAA may determine not to allocate any portion of the Trust’s assets to a Subadviser for a period of time during the term of this Agreement. A Subadviser’s responsibilities for providing investment advisory services to the Trust shall be limited solely to its Allocated Assets.

(ii) In the performance of its duties and obligations under this Agreement, each Subadviser shall act in conformity with the copies of the Amended and Restated Declaration of Trust of the Trust, the By-laws of the Trust, and the Prospectus of the Trust, as provided to it by the Manager (the Trust Documents), and with the instructions and directions of the Manager and of the Board of Trustees of the Trust, shall co-operate with the Manager' (or their designees') personnel responsible for monitoring the Trust's compliance and will conform to, and comply with, the requirements of the 1940 Act, the Commodity Exchange Act of 1936, as amended (the CEA) and all other applicable federal and state laws and regulations. In connection therewith, the Subadviser shall, among other things, prepare and file such reports as are, or may in the future be, required by the Securities and Exchange Commission (the Commission). The Manager shall provide each Subadviser timely with copies of any updated Trust Documents.

(iii) Each Subadviser shall determine the securities, futures contracts and other instruments to be purchased or sold by its Allocated Assets, and may place orders with or through such persons, brokers, dealers or futures commission merchants, including any person or entity affiliated with such Subadviser (collectively, Brokers), as such Subadviser may determine. In selecting brokers, dealers or futures commissions merchants with which to execute portfolio transactions, it is recognized that a Subadviser will give primary consideration to securing the most favorable price and efficient execution. Within the framework of this policy, a Subadviser may consider the financial responsibility, research and investment information and other services provided by Brokers who may effect or be a party to any such transaction or other transactions to which the Subadviser's other clients may be a party. Each Subadviser shall have discretion to effect investment transactions for the Trust through Brokers (including, to the extent legally permissible, Brokers affiliated with such Subadviser) qualified to obtain best execution of such transactions who provide brokerage and/or research services, as such services are defined in Section 28(e) of the Securities Exchange Act of 1934, as amended (the 1934 Act), and to cause the Trust to pay any such Brokers an amount of commission for effecting a portfolio transaction in excess of the amount of commission another Broker would have charged for effecting that transaction, if the brokerage or research services provided by such Broker, viewed in light of either that particular investment transaction or the overall responsibilities of such Subadviser with respect to the Trust and other accounts as to which it may exercise investment discretion (as such term is defined in Section 3(a)(35) of the 1934 Act), are reasonable in relation to the amount of commission. On occasions when a Subadviser deems the purchase or sale of a security, futures contract or other instrument to be in the best interest of the Trust as well as other clients of such Subadviser, such Subadviser, to the extent permitted by applicable laws and regulations, may, but shall be under no obligation to, aggregate the securities, futures contracts or other instruments to be sold or purchased. In such event, allocation of the securities, futures contracts or other instruments so purchased or sold, as well as the expenses incurred in the transaction, will be made by such Subadviser in the manner such Subadviser considers to be the most equitable and consistent with its fiduciary obligations to the Trust and to such other clients. Each Subadviser may execute on behalf of the Trust certain agreements, instruments and documents in connection with the services performed by it under this Agreement. These may include, without limitation, brokerage agreements, clearing agreements, account documentation, futures and options agreements, swap agreements, other investment-related agreements, and any other agreements, documents or instruments the Subadviser believes are appropriate or desirable in performing its duties under this Agreement.

(iv) Each Subadviser shall maintain all books and records with respect to the Trust's portfolio transactions effected by it as required by Rule 31a-l under the 1940 Act, and shall render to the Trust's Board of Trustees such periodic and special reports as the Trustees may reasonably request. Each Subadviser shall make reasonably available its employees and officers for consultation with any of the Trustees or officers or employees of the Trust with respect to any matter discussed herein, including, without limitation, to assist in the valuation of the Trust's securities.

(v) Each Subadviser or an affiliate shall provide the Trust's Custodian on each business day with information relating to all transactions concerning its Allocated Assets, and shall provide the Manager with such information upon request of the Manager.

(vi) The investment management services provided by each Subadviser hereunder are not to be deemed exclusive, and each Subadviser shall be free to render similar services to others. Conversely, each Subadviser and Manager understand and agree that if the Manager manages the Trust in a "manager-of-managers" style, the Manager will, among other things, (i) continually evaluate the performance of the Subadvisers through quantitative and qualitative analysis and consultations with the Subadviser, (ii) periodically make recommendations to the Trust's Board as to whether the contract with one or more Subadvisers should be renewed, modified, or terminated, and (iii) periodically report to the Trust's Board regarding the results of its evaluation and monitoring functions. Each Subadviser recognizes that its services may be terminated or modified pursuant to this process.

(vii) Each Subadviser acknowledges that the Manager and the Trust intend to rely on Rule 17a-l0, Rule l0f-3, Rule 12d3-1 and Rule 17e-l under the 1940 Act, and each Subadviser hereby agrees that it shall not consult with any other subadviser to the Trust, including any Subadviser, with respect to transactions in securities for the Trust's portfolio or any other transactions of Trust Assets.

(b) Each Subadviser shall authorize and permit any of its directors, officers and employees who may be elected as Trustees or officers of the Trust to serve in the capacities in which they are elected. Services to be furnished by each Subadviser under this Agreement may be furnished through the medium of any of such directors, officers or employees.

(c) Each Subadviser shall keep the Trust's books and records required to be maintained by such Subadviser pursuant to paragraph 1(a) hereof and shall timely furnish to the Manager all information relating to such Subadviser's services hereunder needed by the Manager to keep the other books and records of the Trust required by Rule 31a-1 under the 1940 Act or any successor regulation. Each Subadviser agrees that all records which it maintains for the Trust are the property of the Trust, and each Subadviser will tender promptly to the Trust any of such records upon the Trust's request, provided, however, that such Subadviser may retain a copy of such records. Each Subadviser further agrees to preserve for the periods prescribed by Rule 31a-2 of the Commission under the 1940 Act or any successor regulation any such records as are required to be maintained by it pursuant to paragraph 1(a) hereof.

(d) Each Subadviser is, to the extent required by applicable law, a commodity trading advisor duly registered with the Commodity Futures Trading Commission (the CFTC) and is a member in good standing of the National Futures

Association (the NFA). Each Subadviser shall maintain such registration and membership in good standing during the term of this Agreement. Further, each Subadviser agrees to notify the Manager promptly upon (i) a statutory disqualification of such Subadviser under Sections 8a(2) or 8a(3) of the CEA, (ii) a suspension, revocation or limitation of such Subadviser’s commodity trading advisor registration or NFA membership, or (iii) the institution of an action or proceeding that could lead to a statutory disqualification under the CEA or an investigation by any governmental agency or self-regulatory organization of which the Subadviser is subject or has been advised it is a target.

(e) In connection with its duties under this Agreement, each Subadviser agrees to maintain adequate compliance procedures to ensure its compliance with the 1940 Act, the CEA, the Investment Advisers Act of 1940, as amended, and other applicable state and federal regulations, and applicable rules of any self-regulatory organization.

(f) Each Subadviser shall furnish to the Manager copies of all records prepared in connection with (i) the performance of this Agreement and (ii) the maintenance of compliance procedures pursuant to paragraph 1(d) hereof as the Manager may reasonably request.

(g) Each Subadviser shall be responsible for the voting of all shareholder proxies with respect to the investments and securities held in its Allocated Assets, subject to such reasonable reporting and other requirements as shall be established by the Manager.

(h) Pursuant to the delegation of fair valuation of the Trust’s securities to the Manager by the Board of Trustees of the Trust, the valuation committee of the Manager shall have primary responsibility for valuation of the Trust’s assets. The Manager represents and warrants to each Subadviser that such delegation of valuation responsibility complies with applicable law. Upon reasonable request from the Manager, each Subadviser (through a qualified person) will assist the valuation committee of the Trust or the Manager in valuing investments of the Trust as may be required from time to time, including being reasonably available to consult with the valuation committee of the Trust and the Manager and making available information of which the Subadviser has knowledge related to the investments being valued; provided, however, that the valuation committee of the Manager shall retain primary day-to-day responsibility for valuation of the Trust’s assets. In addition, each Subadviser will use its reasonable efforts to promptly notify the Manager in the event that such Subadviser becomes aware that the Trust is carrying a security in such Subadviser’s Allocated Assets at a value that such Subadviser believes does not fairly represent the price that could be obtained for the security in a current market transaction.

2. The Manager shall continue to have responsibility for all services to be provided to the Trust pursuant to the Management Agreement and, as more particularly discussed above, shall oversee and review each Subadviser's performance of its duties under this Agreement. The Manager shall provide (or cause the Trust's custodian to provide) timely information to each Subadviser regarding such matters as the composition of assets in the Subadviser’s Allocated Assets, cash requirements and cash available for investment in such Allocated Assets, and all other information as may be reasonably necessary for such Subadviser to perform its duties hereunder (including any excerpts of minutes of meetings of the Board of Trustees of the Trust that affect the duties of such Subadviser).

3. For the services provided pursuant to this Agreement, the Manager shall pay the Subadvisers as full compensation therefor, as promptly as possible after the end of each month, a fee computed daily at the annual rate set forth on the attached Schedule A and based on the Trust's average daily net assets of the portion of the Trust managed in the aggregate by the Subadvisers, as described in the attached Schedule A. Liability for payment of compensation by the Manager to the Subadvisers under this Agreement is contingent upon the Manager's receipt of payment from the Trust for management services described under the Management Agreement between the Fund and the Manager. Expense caps or fee waivers for the Trust that may be agreed to by the Manager, but not agreed to by the Subadvisers, shall not cause a reduction in the amount of the payment to the Subadvisers by the Manager. For administrative convenience, the Manager shall pay all compensation due to the Subadvisers to LMGAA.

4. Each Subadviser assumes no responsibility under this Agreement other than to render the services to be provided by such Subadviser hereunder in good faith. No Subadviser shall be liable for any error of judgment or for any loss suffered by the Trust or the Manager in connection with the matters to which this Agreement relates, except a loss resulting from willful misfeasance, bad faith or gross negligence on such Subadviser's part in the performance of its duties hereunder or from its reckless disregard of its obligations and duties under this Agreement, provided, however, that nothing in this Agreement shall be deemed to waive any rights the Manager or the Trust may have against such Subadviser under federal or state securities laws. The Manager shall indemnify each Subadviser, its affiliated persons, its officers, directors, and employees, for any liability and expenses, including attorneys' fees, which may be sustained as a result of the Manager' willful misfeasance, bad faith, gross negligence, reckless disregard of its duties hereunder or violation of applicable law, including, without limitation, the 1940 Act and federal and state securities laws. Each Subadviser shall indemnify the Manager, their affiliated persons, their officers, directors and employees, for any liability and expenses, including attorneys' fees, which may be sustained as a result of such Subadviser's willful misfeasance, bad faith, gross negligence, or reckless disregard of its duties hereunder or violation of applicable law, including, without limitation, the 1940 Act and federal and state securities laws.

5. This Agreement shall continue in effect for a period of more than two years from the date hereof only so long as such continuance is specifically approved at least annually in conformity with the requirements of the 1940 Act; provided, however, that this Agreement may be terminated by the Trust at any time, without the payment of any penalty, by the Board of Trustees of the Trust or by vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Fund, or by the Manager or by a Subadviser at any time, without the payment of any penalty, on not more than 60 days' nor less than 30 days' written notice to the other party. Termination of this Agreement by a Subadviser other than LMGAA shall terminate this Agreement only with respect to such Subadviser. This Agreement shall terminate automatically in the event of its assignment (as defined in the 1940 Act) or upon the termination of the Management Agreement. Each Subadviser agrees that it will promptly notify the Trust and the Manager of the occurrence of any event that would result in the assignment (as defined in the 1940 Act) of this Agreement, including, but not limited to, a change of control (as defined in the 1940 Act) of such Subadviser.

Any notice or other communication required to be given pursuant to this Agreement shall be deemed duly given if delivered or mailed by registered mail, postage prepaid, (1) to the Manager at Gateway Center Three, 100 Mulberry Street, 4th Floor, Newark, NJ 07102-4077, Attention: Secretary (for PI) and One Corporate Drive, Shelton, Connecticut, 06484, Attention: Secretary (for AST); (2) to the Trust at Gateway Center Three, 100 Mulberry Street, 4th Floor, Newark, NJ 07102-4077, Attention: Secretary; or (3) to a Subadviser at the address set forth beneath its signature below.

6. Nothing in this Agreement shall limit or restrict the right of any of a Subadviser's directors, officers or employees who may also be a Trustee, officer or employee of the Trust to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any business, whether of a similar or a dissimilar nature, nor limit or restrict a Subadviser's right to engage in any other business or to render services of any kind to any other corporation, firm, individual or association.

7. During the term of this Agreement, the Manager agrees to furnish promptly to each Subadviser at its principal office all prospectuses, proxy statements, and reports to shareholders which refer to a Subadviser in any way, prior to use thereof and not to use material if such Subadviser reasonably objects in writing five business days (or such other time as may be mutually agreed) after receipt thereof. During the term of this Agreement, the Manager also agree to furnish each Subadviser, upon request, representative samples of marketing and sales literature or other material prepared for distribution to shareholders of the Trust or the public, which make reference to such Subadviser. The Manager further agree to prospectively make reasonable changes to such materials upon a Subadviser's written request, and to implement those changes in the next regularly scheduled production of those materials. All such prospectuses, proxy statements, replies to shareholders, marketing and sales literature or other material prepared for distribution to shareholders of the Trust or the public which make reference to a Subadviser may be furnished to the Subadviser hereunder by electronic mail, first-class or overnight mail, facsimile transmission equipment or hand delivery.

8. This Agreement may be amended by mutual consent, but the consent of the Trust must be obtained in conformity with the requirements of the 1940 Act.

9. This Agreement shall be governed by the laws of the State of New York.

10. Any question of interpretation of any term or provision of this Agreement having a counterpart or otherwise derived from a term or provision of the 1940 Act, shall be resolved by reference to such term or provision of the 1940 Act and to interpretations thereof, if any, by the United States courts or, in the absence of any controlling decision of any such court, by rules, regulations or orders of the Commission issued pursuant to the 1940 Act. In addition, where the effect of a requirement of the 1940 Act, reflected in any provision of this Agreement, is related by rules, regulation or order of the Commission, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

11. This Agreement, including Schedule A hereto, embodies the entire agreement and understanding between the parties hereto, and supersedes all prior agreements and understandings relating to the subject matter hereof. Should any part of this Agreement be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement should not be affected thereby. This Agreement shall be binding on and inure to the benefits of the parties hereto and their respective successors.

12. The obligations of each Subadviser hereunder are several and not joint. Each Subadviser shall be liable only for its own obligations hereunder. No Subadviser shall be a guarantor of or jointly liable for the obligations of any other Subadviser.

IN WITNESS WHEREOF, the Parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

PRUDENTIAL INVESTMENTS LLC

By: /s/ Timothy S. Cronin

Name: Timothy S. Cronin

Title: Senior Vice President

QS LEGG MASON GLOBAL ASSET ALLOCATION, LLC

By: /s/ Marco Veissid

Name: Marco Veissid

Title: Client Advisory

Address for Notices:

QS BATTERYMARCH FINANCIAL MANAGEMENT, INC.

By: /s/ Marco Veissid

Name: Marco Veissid

Title: Client Advisory

Address for Notices:

BRANDYWINE GLOBAL INVESTMENT MANAGEMENT, LLC

By: /s/ Henry F. Otto

Name: Henry F. Otto

Title: Managing Director

Address for Notices:

CLEARBRIDGE INVESTMENTS, LLC

By: /s/ Cynthia K. List

Name: Cynthia K. List

Title: Chief Financial Officer

Address for Notices:

ClearBridge Investments, LLC
620 8th Avenue, 47th FL
New York, NY 10018
Att: Barbara Brooke Manning, Esq.

WESTERN ASSET MANAGEMENT COMPANY

By: /s/ Steven K. Puodziunas

Name: Steven K. Puodziunas

Title: Head of Client Service & Marketing Support

Address for Notices:

WESTERN ASSET MANAGEMENT COMPANY LIMITED

By: /s/ James J. Flick

Name: James J. Flick

Title: Director of Global Client Service and Marketing

Address for Notices:

Effective Date as Revised: October 15, 2014

SCHEDULE A

ADVANCED SERIES TRUST

As compensation for services provided by QS Legg Mason Global Asset Allocation, LLC (LMGAA) and its affiliates, QS Batterymarch Financial Management, Inc. (Batterymarch), Brandywine Global Investment Management, LLC (Brandywine), ClearBridge Investments, LLC (ClearBridge) , Western Asset Management Company (Western Asset) and Western Asset Management Company Limited (Western Asset Limited)), Prudential Investments LLC will pay LMGAA an advisory fee on the aggregate net assets managed by the Subadvisers that is equal, on an annualized basis, to the following:

Portfolio Name	Proposed Contractual Subadvisory Fee Rate
AST Legg Mason Diversified Growth Portfolio

0.350% of average daily net assets to $250 million;

0.325% of average daily net assets over $250 million to $500 million;

0.300% of average daily net assets over $500 million to $750 million;

0.275% of average daily net assets over $750 million to $1 billion;

0.250% of average daily net assets over $1 billion to $2 billion;

0.225% of average daily net assets over $2 billion

LMGAA has agreed to a contractual fee waiver arrangement that applies to the AST Legg Mason Diversified Growth Portfolio (Portfolio). Under this arrangement, LMGAA will waive its subadvisory fee for the Portfolio in an amount equal to the acquired fund subadvisory fee paid to LMGAA for any portfolio affiliated with the Trust. In addition, LMGAA will waive its subadvisory fee for the Portfolio in amount equal to the management or subadvisory fee it receives for acquired funds that are not affiliated with the Trust. Notwithstanding the foregoing, the subadvisory fee waiver will not exceed 100% of the subadvisory fee.

Effective Date as Revised: October 15, 2014